EXHIBIT 99.1

eMagin Reports First Quarter 2008 Financial Results

Thursday May 15, 7:01 pm ET

BELLEVUE, Wash. -- (BUSINESS WIRE) -- eMagin Corporation (OTC:EMAN - News), the leader in OLED microdisplay and personal imaging technologies, has issued financial results for its first quarter ending March 31, 2008.

Financial Summary

Revenue for the three months ending March 31, 2008, of $2.7 million represent a decrease of 26% compared to the same period of 2007. Revenue for the first quarter was affected by a temporary production issue that occurred at the end of 2007 and certain government billings that were expected in the first quarter were not invoiced until the second quarter. Revenue for the second quarter is expected to approximate $4 to $5 million.

Operating expenses declined from $3.1 for the first quarter of 2007 to $2.5 million for the first quarter of 2008.

Net loss for the first quarter 2008 was $2.7 million or $0.21 per share as compared to a net loss of $2.9 million or $0.27 per share.

Business Highlights:

Admiral Thomas Paulsen, eMagin’s Chairman and Interim CEO commented, “We are currently on track for a good second quarter and 2008. We have new leadership, a strong core team, and a technology that is well-positioned and in demand.”

eMagin disclosed that it will be announcing the appointment of Andrew Sculley as its new Chief Executive Officer, President, and Director, effective June 1, 2008. Mr. Sculley was most recently General Manager of Kodak’s Display Business, and has served as CFO of Kodak’s Display Business, among other senior positions at Kodak.

eMagin now has over 100 customers who have commercialized eMagin-equipped products, and more than 100 additional customers who are at various stages of evaluation, product development or conducting field trials prior to commercialization across a diverse variety of industrial, medical, military and consumer applications.

eMagin has booked or has commitments for over $8 million for government R&D contracts over the next 2 years which are developing technology and display products important to the Department of Defense.

First-Quarter Conference Call

In conjunction with its first-quarter 2008 financial results, eMagin hosted a teleconference call for investors and analysts at 5:00 p.m. ET today. The call will be available as an archived audio webcast on the "Investors" section of eMagin’s website, www.emagin.com.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. More information about eMagin and its products is available at www.emagin.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to eMagin's management as of the date hereof, and actual results may vary based upon future events, both within and without eMagin management's control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Note: eMagin is a trademark of eMagin Corporation.

eMAGIN CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

	March 31,	December 31,
	2008 (unaudited)	2007

ASSETS

Current assets:
Cash and cash equivalents	$344	$713
Investments – held to maturity	94	94
Accounts receivable, net	2,101	2,383
Inventory	1,826	1,815
Prepaid expenses and other current assets	424	850
Total current assets	4,789	5,855
Equipment, furniture and leasehold improvements, net	456	292
Intangible assets, net	50	51
Other assets	232	232
Deferred financing costs, net	508	218
Total assets	$6,035	$6,648

LIABILITIES AND CAPITAL DEFICIT

Current liabilities:
Accounts payable	$1,472	$620
Accrued compensation	882	891
Other accrued expenses	746	729
Advance payments	5	35
Deferred revenue	100	179
Current portion of debt	7,568	7,089
Other current liabilities	776	1,020
Total current liabilities	11,549	10,563

Long-term debt	50	60
Total liabilities	11,599	10,623

Commitments and contingencies

Capital deficit:
Preferred stock, $.001 par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Series A Senior Secured Convertible Preferred stock, stated value $1,000 per share, $.001 par value: 3,198 shares designated and none issued	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 12,620,900 shares as of March 31, 2008 and December 31, 2007	12	12
Additional paid-in capital	196,411	195,326
Accumulated deficit	(201,987)	(199,313)
Total capital deficit	(5,564)	(3,975)
Total liabilities and capital deficit	$6,035	$6,648

eMAGIN CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Product revenue	$2,462	$3,523
Contract revenue	203	86
Total revenue, net	2,665	3,609
Cost of goods sold	2,313	3,115
Gross profit	352	494
Operating expenses:
Research and development	674	853
Selling, general and administrative	1,807	2,221
Total operating expenses	2,481	3,074
Loss from operations	(2,129)	(2,580)
Other income (expense):
Interest expense	(631)	(840)
Gain on warrant derivative liability	—	460
Other income, net	86	23
Total other expense	(545)	(357)
Net loss	$(2,674)	$(2,937)

Loss per share, basic and diluted	$(0.21)	$(0.27)
Weighted average number of shares outstanding:
Basic and diluted	12,620,900	10,792,074

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